Exhibit 99.4
Execution Version
Guaranty Agreement, dated as of March 19, 2010, (as amended, modified or supplemented from time to time as provided herein, this “Guaranty Agreement”), among each of the subsidiaries listed on Schedule I hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of PhotoMedex, Inc., a Delaware corporation (the “Borrower”), and Perseus Partners VII, L.P., a Delaware limited partnership (the “Investor”).
Introduction
The Borrower and the Investor entered into a Securities Purchase Agreement dated as of August 4, 2008 (as amended by Amendment No. 1 thereto, dated as of February 27, 2009, and by Amendment No. 2, Consent and Waiver thereto, dated as of March [ ], 2010 (“Amendment No. 2”), and as the same may be further amended, modified or supplemented from time to time, the “Purchase Agreement”) pursuant to which the Borrower agreed, among other things, to issue to the Investor secured convertible promissory notes (such promissory notes as the same may be amended, modified or supplemented from time to time, together with any promissory notes issued by the Borrower in exchange therefor, the “Convertible Notes”) and providing for the payment of interest in kind in the form of additional secured convertible promissory notes (the “Additional Notes”, and together with the Convertible Notes, the “Notes”) in certain circumstances. Capitalized terms used herein without definition are used herein as defined in the Purchase Agreement.
Pursuant to Amendment No. 2, the Investor has agreed to consent to the incurrence of additional Indebtedness (the “Bridge Financing”) by the Borrower and to certain additional amendments, waivers and consents to the obligations of the Borrower under the Purchase Agreement and the Notes. In consideration for such amendments, waivers and consents, the Borrower has agreed (i) to cause each of its Subsidiaries organized under the laws of the United States or any State thereof to enter into this Guaranty Agreement, dated the date hereof, among the Borrower, each of its Subsidiaries party thereto and the Investor, pursuant to which each such Subsidiary has guaranteed the Guranteed Obligations (as herein defined).
Each Subsidiary of the Borrower hereto acknowledges that the Borrower and the Subsidiaries are engaged in related businesses and that it has derived, and will continue to derive, substantial benefit from the financing provided to the Borrower by the Investor pursuant to the Notes, and that it will derive substantial benefit from the financing provided to the Borrower pursuant to the Bridge Financing.
For and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Guaranty
Section 1.1 Guaranty of the Obligations Subject to the provisions of Section 1.2, each of the Guarantors hereby jointly and severally, irrevocably and unconditionally guarantees to the Investor the due and punctual payment in full of: (a) any current or future principal and interest (including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration or otherwise, and (b) all other monetary obligations, including but not limited to, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding), of the Borrower now or hereafter due under the Notes, the Purchase Agreement, the Pledge Agreement and any other Transaction Document (collectively, the “Guaranteed Obligations”).
Section 1.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty Agreement. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty Agreement such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty Agreement in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty Agreement that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 1.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty Agreement (including in respect of this Section 1.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 1.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 1.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 1.2.

Section 1.3 Payment by Guarantors. Subject to Section 1.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Investor may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in lawful money of the United States of America, to the Investor, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Investor as aforesaid.
Section 1.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a) this Guaranty Agreement is a guaranty of payment when due and not of collectability. This Guaranty Agreement is a primary obligation of each Guarantor and not merely a contract of surety;
(b) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Investor is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d) the Investor, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by the Investor in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Investor may have against any such security, in each case as the Investor may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and
(e) this Guaranty Agreement and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Purchase Agreement, the Notes, any Transaction Document, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the Purchase Agreement, the Notes, any other Transaction Document or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Purchase Agreement, the Notes, such other Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Purchase Agreement, Pledge Agreement or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Investor might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Investor’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against the Investor in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Section 1.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Investor: (a) any right to require the Investor, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Investor in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Investor whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Investor’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Investor protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Purchase Agreement, the Notes or any other Transaction Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 1.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 1.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty Agreement or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Investor now has or may hereafter have against the Borrower and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Investor. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 1.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Investor may have against the Borrower, to all right, title and interest the Investor may have in any such collateral or security, and to any right the Investor may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
Section 1.7 Continuing Guaranty. This Guaranty Agreement is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty Agreement as to future transactions giving rise to any Guaranteed Obligations.
Section 1.8 Authority of Guarantors or Borrower. It is not necessary for the Investor to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 1.9 Financial Condition of Borrower. The Investor shall have no obligation to assert or enforce any rights that it may have pursuant to the Purchase Agreement, the Notes or any other Transaction Document upon a default or event of default thereunder, and may waive any of such rights in its sole discretion, regardless of the financial or other condition of the Borrower at any time. The Investor shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Purchase Agreement and the Notes, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Investor to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Investor.

Section 1.10 Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Investor, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(a) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Investor that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Investor, or allow the claim of the Investor in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(b) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Investor as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 1.11 Limitation of Guaranty. Any term or provision of this Guaranty Agreement or the Purchase Agreement or any agreement or instrument executed pursuant thereto to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty Agreement or the Purchase Agreement or any agreement or instrument executed pursuant thereto, as it related to such Guarantor, subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title II of the United States Code or any comparable provision of state law relating to fraudulent conveyance or fraudulent transfer.
Section 1.12 Release of Subsidiary Guarantor in Certain Circumstances. Any Guarantor shall be released from its obligations hereunder upon the consummation of any transaction permitted by the Purchase Agreement and the Notes as a result of which such Guarantor ceases to be a Subsidiary of the Borrower.

ARTICLE II
Representations and Warranties
Section 2.1 Representations and Warranties. Each of the Guarantors represents and warrants as to itself to the Investor that:
(a) Organization and Qualification. (i) The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and each other Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Each Guarantor (A) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Guaranty Agreement and to carry out the transactions contemplated hereby and (B) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to be material.
(b) Due Authorization; Binding Obligation. The execution, delivery and performance of this Guaranty Agreement has been duly authorized by all necessary action on the part of each Guarantor. This Guaranty Agreement has been duly executed and delivered by each Guarantor and is the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(c) No Conflicts. The execution, delivery and performance by each Guarantor of this Guaranty Agreement and the consummation of the transactions contemplated by this Guaranty Agreement do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to any Guarantor, (B) any of the certificate or articles of incorporation, bylaws or other organizational or charter documents of any Guarantor, or (C) any order, judgment or decree of any court or other agency of government binding on any Guarantor; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract of any Guarantor; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Guarantor (other than the Liens created in favor of the Investor under the Pledge Agreement); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contract of any Guarantor.
(d) Governmental Consents. The execution, delivery and performance by the Guarantors of this Guaranty Agreement and the consummation of the transactions contemplated by this Guaranty Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the date hereof.

ARTICLE III
Termination
This Guaranty Agreement (a) shall terminate when all the Guaranteed Obligations have been indefeasibly paid in full and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Investor or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.
ARTICLE IV
Miscellaneous
Section 4.1 Effectiveness. This Guaranty Agreement shall take effect with respect to each Guarantor immediately upon execution by such Guarantor.
Section 4.2 Binding Effect; Several Agreement; Assignments. Whenever in this Guaranty Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, promises and agreements by or on behalf of the Guarantors or the Investor that are contained in this Guaranty Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Guaranty Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Investor, and a counterpart hereof shall have been executed on behalf of the Investor, and thereafter shall be binding upon such Guarantor and the Investor and their respective successors and assigns, and shall inure to the benefit of such Guarantor and the Investor, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or Guaranteed Obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Guaranty Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the Guaranteed Obligations of any other Guarantor hereunder.
Section 4.3 Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guaranty Agreement pursuant to the Purchase Agreement shall become a Guarantor for all purposes of this Guaranty Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.
Section 4.4 Amendments; Waivers. No provision of this Guaranty Agreement may be waived or amended except in a written instrument signed by the Investor, the Borrower and the Guarantor to which such provision relates. No waiver of any default with respect to any provision, condition or requirement of this Guranty Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. The rights and remedies of the Investor hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

Section 4.5 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Guaranty Agreement and the consummation of the transactions contemplated herein.
Section 4.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (Eastern time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Eastern time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications are:

If to any Guarantor:	to such Guarantor, c/o PhotoMedex, Inc. 147 Keystone Drive, Montgomery, PA 18936 Attention: President and Chief Executive Officer Facsimile: (215) 619-3209

with a copy to:	Morgan Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attention: Stephen M. Goodman Facsimile: (215) 963-5001

If to the Investor:	c/o Perseus, L.L.C. 2099 Pennsylvania Ave., N.W., Suite 900 Washington, D.C. 20006-1813 Attention: Teresa Y. Bernstein Facsimile: (202) 463-6215

and to

Perseus Partners VII, L.P. c/o Perseus L.L.C. 1325 Avenue of the Americas, 25th Floor New York, NY 10019 Attention: John M. Glazer Facsimile: (212) 651-6399

with a copy to:

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attention: Andrew W. Ment Facsimile: (646) 441-9012
Section 4.7 APPLICABLE LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. EACH GUARANTOR, THE BORROWER AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY GUARANTOR, THE BORROWER OR THE INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH GUARANTOR, THE BORROWER AND THE INVESTOR HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.
Section 4.8 Severability. If any provision of this Guaranty Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Guaranty Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Guaranty Agreement.
Section 4.9 Entire Agreement. This Agreement, together with the Purchase Agreement, the Notes and the other Transaction Documents, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.10 Counterparts. This Guaranty Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.
Section 4.11 Headings. The headings of this Guaranty Agreement are for convenience of reference only, are not part of this Guaranty Agreement and do not affect its interpretation.
[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Guaranty Agreement to be duly executed as of the date first above written.

Perseus Partners VII, L.P.,
By:	Perseus Partners VII GP, L.P.,
its general partner

By:	Perseus Partners VII GP, L.L.C.,
its general partner

By:
Name:
Title:

PhotoMedex, Inc.
By:
Name:
Title:

ProCyte Corporation
By:
Name:
Title:

Photo Therapeutics, Inc.
By:
Name:
Title:

SLT Technology, Inc.
By:
Name:
Title:
[Signature Page to Guaranty]

Schedule I
Subsidiary Guarantors
ProCyte Corporation
Photo Therapeutics, Inc.
SLT Technology, Inc.

Annex I
to Guaranty Agreement
Assumption Agreement, dated as of [            ] (this “Assumption Agreement”), by [Additional Guarantor] (the “Additional Guarantor”), in favor of Perseus Partners VII, L.P., a Delaware limited partnership (the “Investor”).
Introduction
PhotoMedex, Inc., a Delaware corporation (the “Borrower”) and the Investor entered into a Securities Purchase Agreement dated as of August 4, 2008 (as amended by Amendment No. 1 thereto, dated as of February 27, 2009, and by Amendment No. 2, Consent and Waiver thereto, dated as of March [ ], 2010 (“Amendment No. 2”), and as the same may be further amended, modified or supplemented from time to time, the “Purchase Agreement”).
Pursuant to the Purchase Agreement, the Borrower and certain of its Subsidiaries have entered into a Guaranty Agreement, dated as of March [ ], 2010 (as the same may be amended, modified or supplemented from time to time, the “Guaranty Agreement”).
The Purchase Agreement requires the Additional Guarantor to become a party to the Guaranty Agreement; and
The Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty Agreement;
NOW, THEREFORE, for and in consideration of the covenants and provisions set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor agrees as follows:
Section 1.1 Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in subsection 4.3 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule I to the Guaranty Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Article II of the Guaranty Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date with respect to it.
Section 1.2 APPLICABLE LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

In Witness Whereof, the undersigned has caused this Assumption Agreement to be duly executed as of the date first above written.

[Additional Guarantor]
By:
Name:
Title:

Annex I-A
to Assumption Agreement
[Name of Additional Guarantor]

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